Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-143492

PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 2007
TO
PROSPECTUS DATED OCTOBER 2, 2007

ENER1, INC.

This prospectus supplement should be read in conjunction with our prospectus dated October 2, 2007, together with the prospectus supplements filed on October 9, 2007, October 15, 2007, November 2, 2007, November 14, 2007, November 20, 2007 and December 10, 2007, and in particular the information described under the heading “Risk Factors” beginning on page 6 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of Ener1, Inc., filed with the Securities and Exchange Commission on December 20, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 20, 2007

Ener1, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-21138	59-2479377
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 W. Cypress Creek Road, Suite 100, Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	954 556-4020

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 20, 2007, Ener1, Inc. ("Ener1" or the "Company") received notices from two funds holding a majority of its 2004 Convertible Debentures and the 2005 Convertible Debentures (the "Debentures") requesting the conversion of their remaining holdings of Debentures into 19,970,416 shares of common stock of Ener1. To provide an incentive for the funds to convert their Debentures prior to December 31, Ener1 agreed to make a "coupon make-whole" payment in the aggregate amount of $750,000.

Including previous conversions of Debentures since September 19, 2007, $9,865,982 of principal of the 2004 Convertible Debentures and $12,144,067 of principal of the 2005 Convertible Debentures have been converted into 29,862,106 shares of common stock of the Company. The remaining principal balance of the Debentures is $11,914,981, consisting of $9,834,008 due under the 2004 Convertible Debentures and $2,080,933 due under the 2005 Convertible Debentures. The original principal amount of the 2004 Convertible Debentures and the 2005 Convertible Debentures was $20,000,000 and $14,225,000, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

December 20, 2007	By:	/c/ Gerard A. Herlihy
Name: /c/ Gerard A. Herlihy
Title: Chief Financial Officer